EXHIBIT 99

PRESS RELEASE DATED APRIL 22, 2015

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2015 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE INCREASED 10% OVER THE COMPARABLE QUARTER OF 2014

•	LOANS HELD-FOR-INVESTMENT, NET, INCREASED 3.2% IN THE QUARTER TO $2.00 BILLION, OR 65.7% OF TOTAL ASSETS

•	DEPOSITS INCREASED 9.7% TO $1.78 BILLION IN THE QUARTER

•	ASSET QUALITY REMAINED STRONG AS NONPERFORMING ASSETS TO TOTAL ASSETS DECREASED TO 0.48%

•	1.2 MILLION SHARES OF COMMON STOCK REPURCHASED IN THE QUARTER

•	CASH DIVIDEND OF $0.07 PER SHARE OF COMMON STOCK DECLARED PAYABLE MAY 20, 2015, TO STOCKHOLDERS OF RECORD AS OF MAY 6, 2015

WOODBRIDGE, NEW JERSEY, APRIL 22, 2015....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.11 for the quarter ended March 31, 2015, compared to diluted earnings per common share of $0.10 for the quarter ended March 31, 2014.
John W. Alexander, Chairman and Chief Executive Officer, commented, "I am pleased to report another solid quarter of performance with diluted earnings per share exceeding the same quarter of last year by 10%. Highlighting the quarter was strong loan origination activity in our multifamily portfolio that resulted in 3.2% overall loan growth, as compared to year end 2014. We ended the quarter with total loans of over $2.0 billion representing more than 65% of total assets. Loan growth continues to be an important driver of profitability and helps offset the downward pressures on the net interest margin, which is being affected adversely both by increased competition for quality loans and competition for new deposits."
Continuing, Mr. Alexander commented, "In addition, we continue to return value back to our shareholders through cash dividends and stock repurchases. During the quarter we repurchased approximately 1.2 million shares of Northfield stock, and in April the Board of Directors declared a quarterly cash dividend of $0.07 per common share, a 16.7 % increase from the same quarter of last year."

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2015 and 2014

Net income was $5.0 million and $5.2 million for the quarters ended March 31, 2015, and March 31, 2014, respectively. Significant variances from the comparable prior year period are as follows: an $869,000 increase in net interest income, a $217,000 decrease in the provision for loan losses, a $68,000 decrease in non-interest income, a $2.2 million increase in non-interest expense, and a $1.0 million decrease in income tax expense.

Net interest income for the quarter ended March 31, 2015, increased $869,000, or 4.5%, primarily due to a $341.5 million, or 13.7%, increase in our average interest-earning assets, partially offset by a 25 basis point decline in our net interest margin to 2.85%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $468.7 million and an increase in interest-earning deposits in financial institutions of $40.7 million, partially offset by a decrease in average mortgage-backed securities of $167.8 million. The quarter ended March 31, 2015 included loan prepayment income of $562,000 as compared to $535,000 for the quarter ended March 31, 2014.  Yields earned on interest-earning assets decreased 16 basis points to 3.53% for the quarter ended March 31, 2015, from 3.69% for the quarter ended March 31, 2014. Net interest income for the March 2015 quarter was also impacted by an increase in interest expense, driven by a $433.3 million, or 25.0%, increase in our average interest-earning liabilities. The cost of interest-bearing liabilities increased four basis points to 0.89% for the current quarter as compared to 0.85% for the comparable prior year quarter, primarily due to an increase in the cost of interest-bearing deposits, partially offset by lower rates on borrowed funds. The cost of interest-bearing deposits increased 19 basis points to 0.59% for the March 2015 quarter as compared to 0.40% for the March 2014 quarter, due to higher rates offered on our deposit products.

The provision for loan losses decreased $217,000, or 52.0%, to $200,000 for the quarter ended March 31, 2015, from $417,000 for the quarter ended March 31, 2014. The decrease in the provision for loan losses resulted primarily from continued improvements in asset quality indicators as well as a general improvement in economic and business conditions. Net charge-offs were $594,000 for the quarter ended March 31, 2015, compared to net recoveries of $111,000 for the quarter ended March 31, 2014. The increased level of charge-offs primarily related to five previously impaired loans to one borrower that were restructured during the quarter ended March 31, 2015, after the borrower made a $500,000 principal payment. The loans had existing specific reserves associated with them which adequately covered the charge-offs, resulting in no material impact to the provision for loan losses for the current quarter.  At March 31, 2015, the net loan balance of the restructured loan was $6.3 million, with a related specific reserve of $935,000, as compared to $7.2 million, with related specific reserves of $1.9 million, at December 31, 2014.

Non-interest income decreased $68,000, or 3.1%, to $2.1 million for the quarter ended March 31, 2015, from $2.2 million for the quarter ended March 31, 2014, due to decreases in fees and service charges for customers of $104,000, gains on securities transactions, net, of $63,000, and income on bank owned life insurance of $43,000, partially offset by an increase in other income of $142,000. The increase in other income in the March 2015 quarter was the result of a realized gain on sale of an other real estate owned property of $129,000.

Non-interest expense increased $2.2 million, or 18.5%, to $14.3 million for the quarter ended March 31, 2015, from $12.1 million for the quarter ended March 31, 2014. This was primarily due to a $2.3 million increase in compensation and employee benefits, primarily attributable to increased health benefit costs and stock compensation expense related to the 2014 Equity Incentive Plan. In addition, the March 2014 quarter was favorably impacted by a pre-tax gain of $937,000, related to the settlement of the former Flatbush Federal Savings & Loan Association pension plan.

The Company recorded income tax expense of $2.6 million for the quarter ended March 31, 2015, compared to $3.6 million for the quarter ended March 31, 2014.  The effective tax rate for the quarter ended March 31, 2015, was 34.1% compared to 40.7% for the quarter ended March 31, 2014. The March 2014 quarter included a charge of $570,000 related to the write-down of deferred tax assets as a result of a New York State tax law change enacted on March 31, 2014.

Comparison of Operating Results for the Three Months Ended March 31, 2015, and December 31, 2014

Net income was $5.0 million and $4.9 million for the quarters ended March 31, 2015, and December 31, 2014, respectively. Significant variances from the prior quarter are as follows: a $240,000 increase in net interest income, a $143,000 increase in the provision for loan losses, a $43,000 increase in non-interest income, a $287,000 increase in non-interest expense, and a $271,000 decrease in income tax expense.

Net interest income for the quarter ended March 31, 2015, increased $240,000, or 1.2%, due primarily to an increase in average interest-earning assets of $78.9 million, or 2.9%, and a one basis point increase in our net interest margin to 2.85%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $94.2 million and an increase in average interest-earning deposits in financial institutions of $30.6 million, partially offset by a decrease in average mortgage-backed securities of $40.5 million. The March 2015 quarter included loan prepayment income of $562,000 as compared to $173,000 for the quarter ended December 31, 2014. Yields earned on interest-earning assets increased seven basis points to 3.53% for the quarter ended March 31, 2015, as compared to 3.46% for the quarter ended December 31, 2014. Net interest income for the March 2015 quarter was also impacted by an increase in interest expense, driven by an $88.5 million, or 4.3%, increase in our average interest-earning liabilities. The cost of interest-bearing liabilities increased six basis points to 0.89% for the current quarter, as compared to 0.83% for the quarter ended December 31, 2014, primarily due to an increase in the cost of interest-bearing deposits and higher rates on borrowed funds. The cost of interest-bearing deposits increased 11 basis points to 0.59% for the March 2015 quarter as compared to 0.48% for the December 2014 quarter, due to higher rates offered on our deposit products.

The provision for loan losses increased $143,000 to $200,000 for the quarter ended March 31, 2015, from $57,000 for the quarter ended December 2014. The increase in the provision for loan losses during the quarter ended March 31, 2015, was primarily the result of loan growth. Net charge-offs were $594,000 for the quarter ended March 31, 2015, compared to net charge-offs of $36,000 for the quarter ended December 31, 2014. The increased level of charge-offs primarily related to five previously impaired loans to one borrower that were restructured during the quarter ended March 31, 2015, after the borrower made a $500,000 principal payment. The loans had existing specific reserves associated with them which adequately covered the charge-offs, resulting in no material impact to the provision for loan losses for the current quarter.  At March 31, 2015, the net loan balance of the restructured loan was $6.3 million, with a related specific reserve of $935,000, as compared to $7.2 million, with related specific reserves of $1.9 million, at December 31, 2014.

Non-interest income remained consistent at $2.1 million for both the quarters ended March 31, 2015, and December 31, 2014.

Non-interest expense increased $287,000, or 2.0%, to $14.3 million, for the quarter ended March 31, 2015, from $14.0 million for the quarter ended December 31, 2014, primarily due to a $260,000 increase in occupancy costs, primarily related to snow removal costs, and a $158,000 increase in data processing costs, partially offset by a $127,000 decrease in professional fees.

The Company recorded income tax expense of $2.6 million for the quarter ended March 31, 2015, compared to $2.9 million for the quarter ended December 31, 2014.  The effective tax rate for the quarter ended March 31, 2015, was 34.1%, as compared to 36.9% for the quarter ended December 31, 2014.

Financial Condition
Total assets increased $29.6 million, or 1.0%, to $3.05 billion at March 31, 2015, from $3.02 billion at December 31, 2014.  The increase was primarily attributable to increases in loans held-for-investment, net, of $61.6 million and cash and cash equivalents of $16.4 million, partially offset by a decrease in securities available-for-sale of $42.6 million.

Loans held-for-investment, net, increased $61.6 million to $2.00 billion at March 31, 2015, as compared to $1.94 billion at December 31, 2014.

Originated loans held-for-investment, net, totaled $1.70 billion at March 31, 2015, as compared to $1.63 billion at December 31, 2014.  The increase was primarily due to an increase in multifamily real estate loans of $70.8 million, or 6.6%.  The following table details our multifamily real estate originations for the three months ended March 31, 2015 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$100,194	3.46%	64%	87	V	20 to 30 Years
535	4.11%	28%	180	F	15 Years
$100,729	3.46%	64%
Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $42.0 million at March 31, 2015, as compared to $44.8 million at December 31, 2014.  The Company accreted interest income of $1.1 million for the three months ended March 31, 2015, compared to $1.3 million for the three months ended March 31, 2014.

The Company’s securities available-for-sale portfolio totaled $728.7 million at March 31, 2015, compared to $771.2 million at December 31, 2014.  At March 31, 2015, $667.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $59.9 million in corporate bonds, all of which were considered investment grade at March 31, 2015, and also held $617,000 of equity investments in money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $78.7 million at March 31, 2015, as compared to $61.7 million at December 31, 2014.

Total liabilities increased $40.9 million, or 1.7%, to $2.47 billion at March 31, 2015, from $2.43 billion at December 31, 2014.  The increase was primarily attributable to an increase in deposits of $157.6 million, partially offset by decreases in securities sold under agreements to repurchase of $109.2 million and other borrowings of $9.4 million.

Deposits increased $157.6 million, or 9.7%, to $1.78 billion at March 31, 2015, as compared to $1.62 billion at December 31, 2014. The increase was attributable to increases of $79.5 million in certificates of deposit accounts ($62.8 million of which were brokered deposits), $60.8 million in savings accounts, $11.8 million in money market accounts and $5.5 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $118.6 million, or 15.2%, to $660.0 million at March 31, 2015, from $778.7 million at December 31, 2014.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands) at March 31, 2015:

Year	Amount	Weighted Average Rate
2015	$213,863	1.19%
2016	108,910	2.18%
2017	135,003	1.32%
2018	142,715	1.66%
2019	33,502	1.88%
2020	20,000	1.58%
	$653,993	1.53%

Total stockholders’ equity decreased by $11.3 million to $582.6 million at March 31, 2015, from $593.9 million at December 31, 2014.  This decrease was primarily attributable to stock repurchases of $17.4 million and dividend payments of $3.2 million. These decreases were partially offset by net income of $5.0 million for the quarter ended March 31, 2015, a $2.8 million increase in accumulated other comprehensive income, primarily as a result of the increase in fair value of our securities available-for-sale portfolio in response to the decrease in the interest rate environment from December 31, 2014, and a $1.5 million increase related to stock compensation activity.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2015, and December 31, 2014 (dollars in thousands):

	March 31, 2015	December 31, 2014
Non-accrual loans:
Real estate loans:
Commercial	$10,802	$11,164
One-to-four family residential	2,868	2,205
Construction and land	—	—
Multifamily	—	—
Home equity and lines of credit	98	98
Commercial and industrial	32	408
Total non-accrual loans:	13,800	13,875
Loans delinquent 90 days or more and still accruing:
Real estate loans:
One-to-four family residential	282	708
Total loans delinquent 90 days or more and still accruing	282	708
Total non-performing loans	14,082	14,583
Other real estate owned	532	752
Total non-performing assets	14,614	15,335
Non-performing loans to total loans held-for-investment, net	0.70%	0.75%
Non-performing assets to total assets	0.48%	0.51%
Loans subject to restructuring agreements and still accruing	20,810	24,213
Accruing loans 30-89 days delinquent	15,319	12,252

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $15.3 million and $12.3 million at March 31, 2015, and December 31, 2014, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2015 and December 31, 2014 (dollars in thousands).

	March 31, 2015	December 31, 2014
Real estate loans:
Commercial	$10,605	$6,492
One-to-four family residential	2,253	4,353
Multifamily	2,078	1,090
Home equity and lines of credit	313	135
Commercial and industrial loans	15	122
Other loans	55	60
Total delinquent accruing loans	$15,319	$12,252

PCI Loans (Held-for-Investment)

At March 31, 2015, based on contractual principal, 6.0% of PCI loans were past due 30 to 89 days, and 23.5% were past due 90 days or more, as compared to 7.8% and 24.1%, respectively, at December 31, 2014.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.66%	0.78%	0.65%
Return on equity (ratio of net income to average equity)	3.44	2.97	3.21
Average equity to average total assets	19.30	26.33	20.24
Interest rate spread	2.64	2.84	2.63
Net interest margin	2.85	3.10	2.84
Efficiency ratio(2)	64.74	56.67	64.27
Non-interest expense to average total assets	1.90	1.81	1.87
Non-interest expense to average total interest-earning assets	2.04	1.96	2.01
Average interest-earning assets to average interest-bearing liabilities	131.25	144.36	133.04
Asset Quality Ratios:
Non-performing assets to total assets	0.48	0.67	0.51
Non-performing loans(3) to total loans(4)	0.70	1.17	0.75
Allowance for loan losses to non-performing loans held-for-investment(5)	183.91	153.49	180.29
Allowance for loan losses to total loans held-for-investment, net(6)	1.29	1.75	1.35
Allowance for loan losses to originated loans held-for-investment, net(7)	1.52	1.88	1.61

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(5)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(6)	Includes PCI and acquired loans held-for-investment.

(7)	Excludes PCI and acquired loans held-for-investment.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2015	December 31, 2014
ASSETS:
Cash and due from banks	$14,375	$14,967
Interest-bearing deposits in other financial institutions	78,706	61,742
Total cash and cash equivalents	93,081	76,709
Trading securities	6,748	6,422
Securities available-for-sale, at estimated fair value	728,657	771,239
Securities held-to-maturity, at amortized cost	2,978	3,609
(estimated fair value of $3,046 at March 31, 2015 and $3,691 at December 31, 2014)
Purchased credit-impaired (PCI) loans held-for-investment	41,955	44,816
Loans acquired	258,586	265,685
Originated loans held-for-investment, net	1,704,098	1,632,494
Loans held-for-investment, net	2,004,639	1,942,995
Allowance for loan losses	(25,898)	(26,292)
Net loans held-for-investment	1,978,741	1,916,703
Accrued interest receivable	7,946	8,015
Bank owned life insurance	129,956	129,015
Federal Home Loan Bank of New York stock, at cost	28,656	29,219
Premises and equipment, net	25,942	26,226
Goodwill	16,159	16,159
Other real estate owned	532	752
Other assets	31,108	36,801
Total assets	$3,050,504	$3,020,869

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$1,778,249	$1,620,665
Securities sold under agreements to repurchase	94,000	203,200
Federal Home Loan Bank advances and other borrowings	566,044	575,458
Advance payments by borrowers for taxes and insurance	10,149	7,792
Accrued expenses and other liabilities	19,431	19,826
Total liabilities	2,467,873	2,426,941
Total stockholders’ equity	582,631	593,928
Total liabilities and stockholders’ equity	$3,050,504	$3,020,869

Total shares outstanding	47,232,879	48,402,083
Tangible book value per share (1)	$11.99	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $289 and $389 at March 31, 2015, and December 31, 2014, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Interest income:
Loans	$20,666	$17,796	$19,882
Mortgage-backed securities	3,577	4,589	3,832
Other securities	134	157	144
Federal Home Loan Bank of New York dividends	343	210	201
Deposits in other financial institutions	33	12	20
Total interest income	24,753	22,764	24,079
Interest expense:
Deposits	2,074	1,238	1,534
Borrowings	2,695	2,411	2,801
Total interest expense	4,769	3,649	4,335
Net interest income	19,984	19,115	19,744
Provision for loan losses	200	417	57
Net interest income after provision for loan losses	19,784	18,698	19,687
Non-interest income:
Fees and service charges for customer services	925	1,029	1,031
Income on bank owned life insurance	941	984	963
Gains on securities transactions, net	61	124	17
Other	177	35	50
Total non-interest income	2,104	2,172	2,061
Non-interest expense:
Compensation and employee benefits	7,557	5,235	7,626
Occupancy	2,613	2,621	2,353
Furniture and equipment	381	419	396
Data processing	977	971	819
Professional fees	574	526	701
FDIC insurance	389	309	363
Other	1,809	1,982	1,755
Total non-interest expense	14,300	12,063	14,013
Income before income tax expense	7,588	8,807	7,735
Income tax expense	2,586	3,588	2,857
Net income	$5,002	$5,219	$4,878
Net income per common share:
Basic	$0.11	$0.10	$0.11
Diluted	$0.11	$0.10	$0.11
Basic average shares outstanding	43,751,218	53,597,832	44,996,162
Diluted average shares outstanding	44,903,921	54,643,787	46,114,046

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$1,973,914	20,666	4.25%	$1,879,695	$19,882	4.20%	$1,505,166	$17,796	4.79%
Mortgage-backed securities (3)	687,790	3,577	2.11	728,294	3,832	2.09	855,559	4,589	2.18
Other securities (3)	71,080	134	0.76	76,189	144	0.75	82,796	157	0.77
Federal Home Loan Bank of New York stock	29,321	343	4.74	29,599	201	2.69	17,820	210	4.78
Interest-earning deposits in financial institutions	79,402	33	0.17	48,820	20	0.16	38,674	12	0.13
Total interest-earning assets	2,841,507	24,753	3.53	2,762,597	24,079	3.46	2,500,015	22,764	3.69
Non-interest-earning assets	216,919			212,572			204,025
Total assets	$3,058,426			$2,975,169			$2,704,040

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,030,664	$954	0.38	$955,753	$644	0.27	$946,424	$479	0.21%
Certificates of deposit	396,505	1,120	1.15	323,044	890	1.09	305,442	759	1.01
Total interest-bearing deposits	1,427,169	2,074	0.59	1,278,797	1,534	0.48	1,251,866	1,238	0.40
Borrowed funds	737,869	2,695	1.48	797,770	2,801	1.39	479,914	2,411	2.04
Total interest-bearing liabilities	2,165,038	4,769	0.89	2,076,567	4,335	0.83	1,731,780	3,649	0.85
Non-interest bearing deposits	263,187			260,886			223,469
Accrued expenses and other liabilities	39,920			35,537			36,825
Total liabilities	2,468,145			2,372,990			1,992,074
Stockholders' equity	590,281			602,179			711,966
Total liabilities and stockholders' equity	$3,058,426			$2,975,169			$2,704,040

Net interest income		$19,984			$19,744			$19,115
Net interest rate spread (4)			2.64%			2.63%			2.84%
Net interest-earning assets (5)	$676,469			$686,030			$768,235
Net interest margin (6)			2.85%			2.84%			3.10%
Average interest-earning assets to interest-bearing liabilities			131.25%			133.04%			144.36%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.